Exhibit 99.1

FROM:  P.A.M. TRANSPORTATION SERVICES, INC.
P.O. BOX 188
Tontitown, AR 72770
Lance K. Stewart
(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.
ANNOUNCES RESULTS FOR THE FIRST QUARTER
ENDED MARCH 31, 2012

Tontitown, Arkansas, April 25, 2012......P.A.M. Transportation Services, Inc. (NASDAQ:  PTSI) today reported net income of $674,193 or diluted and basic earnings per share of $0.08 for the quarter ended March 31, 2012. These results compare to net loss of $1,978,279 or diluted and basic loss per share of $0.21 for the quarter ended March 31, 2011. Operating revenues were $96,155,411 for the first quarter of 2012, a 13.1% increase compared to $85,026,175 for the first quarter of 2011.

Daniel H. Cushman, President of the Company, commented, “We are very pleased to report positive earnings for the first quarter of 2012, and view our quarter as additional validation that the initiatives that have been put in place over the last several quarters are continuing to mature and positively impact both top line revenue growth and cost control. First quarter 2012 revenues, excluding revenue from fuel surcharges, increased by 10.3% compared to the first quarter of 2011 with an increase of 2.4% in our rate per total mile and a 4.9% increase in equipment utilization contributing to the improvement. Several factors positively influenced equipment utilization and rates for the first quarter 2012 compared to the first quarter 2011.

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Our continued success in the growth and diversification of our customer base mitigated the negative impact of seasonal down time experienced with our largest customer during the first quarter of 2012, despite this seasonal downtime being for more days during the first quarter 2012 than is traditionally experienced.

•	Our focus on planning efficiencies gained through the integration of information provided by electronic on board recorders installed during 2011.

•	A reduction of the average age of our truck fleet from 3.28 to 2.43 years.

•	Improvements to our freight network achieved through customer diversification and operational initiatives.

•	Growth in our Expedited and Mexico service offerings.

•	Less severe weather in the first quarter 2012 than in the first quarter 2011.

On a per-mile basis, operating expenses, net of fuel surcharge, in our trucking operations were down 4.8% for the first quarter 2012 compared to the first quarter 2011. Our continued investment in new equipment to replace older higher mileage equipment has reduced our operating costs in the areas of maintenance, driver recruiting and retention, repair related layovers, and has helped greatly in diminishing the effects of increases in fuel prices which averaged $.35 cents higher during the first quarter 2012 than during the first quarter of 2011. In addition to benefits from the purchase of new equipment we have been able to achieve significant fuel cost savings through price and efficiency strategies, including sharing savings with our drivers in the form of fuel bonuses, managing compliance with fuel and routing software, managing driving habits, equipment configuration and settings, and price negotiations among other things.

While we do see competition for qualified drivers becoming more intense, we have been able to increase our number of driving employees by 3.5% from the first quarter 2011 to the first quarter of 2012 and have more than tripled the number of independent contractors during the same period. We are more aware than ever of the value of our driving employees, and have identified a multitude of opportunities over the last year that we believe will enhance our ability to attract and retain drivers in an ever challenging driver market.

We were very pleased to be able to report an operating profit in excess of $1 million and earnings per share of $.08 cents for the first quarter 2012. The first quarter of 2012 is the first time in five years that we have had a first quarter profit. However, this achievement does not represent a level of performance that we are satisfied with, but merely validates that our efforts are beginning to pay off. As always, we thank our customers, employees, shareholders and vendors for their continued support.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)
	Quarter ended March 31,
	2012	2011

Revenue, before fuel surcharge	$75,168,440	$68,123,458
Fuel surcharge	20,986,971	16,902,717
	96,155,411	85,026,175

Operating expenses and costs:
Salaries, wages and benefits	32,041,516	28,828,505
Fuel expense	30,846,752	31,263,530
Operating supplies and expenses	9,325,103	9,155,321
Rent and purchased transportation	6,998,246	4,884,115
Depreciation	9,247,024	8,031,873
Operating taxes and licenses	1,239,796	1,266,429
Insurance and claims	3,334,881	3,279,241
Communications and utilities	589,917	721,323
Other	1,409,851	1,383,824
Loss on disposition of equipment	36,095	24,981
Total operating expenses and costs	95,069,181	88,839,142

Operating income (loss)	1,086,230	(3,812,967)

Interest expense	(561,413)	(490,465)
Non-operating income	594,361	1,126,494

Income (loss) before income taxes	1,119,178	(3,176,938)
Income tax expense (benefit)	444,985	(1,198,659)

Net income (loss)	$674,193	$(1,978,279)

Diluted earnings (loss) per share	$0.08	$(0.21)

Average shares outstanding – Diluted	8,698,393	9,392,460

	Quarter ended March 31,
Truckload Operations	2012	2011

Total miles	50,693,398	48,461,855
Operating ratio*	98.67%	106.12%
Empty miles factor	8.87%	7.24%
Revenue per total mile, before fuel surcharge	$1.35	$1.32
Total loads	66,333	68,622
Revenue per truck per work day	$613	$571
Revenue per truck per week	$3,065	$2,855
Average company trucks	1,651	1,722
Average owner operator trucks	95	31

Logistics Operations
Total revenue	$6,633,291	$4,114,980
Operating ratio	97.33%	97.54%
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* Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.